Freeport-McMoRan Reinstates
Cash Dividend on Common Stock

PHOENIX, AZ, February 6, 2018 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that its Board of Directors has reinstated a cash dividend on its common stock. The Board intends to declare a quarterly dividend of $0.05 per share, with the initial quarterly dividend expected to be paid on May 1, 2018.
Richard C. Adkerson, FCX’s President and Chief Executive Officer, said: “Our Board’s action to reinstate common stock dividends reflects strong execution of our plan to strengthen FCX’s financial position over the last two years, improved market conditions and a positive outlook for strong cash flow generation. We expect to continue to strengthen our balance sheet, maintain a disciplined approach to investing in attractive growth projects as economic conditions warrant and provide cash returns to shareholders. We remain focused on building values for shareholders and a continuation of positive market conditions will enable the consideration of additional cash returns to shareholders, consistent with our long-standing tradition.”
The declaration and payment of dividends is at the discretion of the Board and will depend on the company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX has 1.45 billion common shares outstanding.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world’s largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX’s website at “fcx.com.”

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than historical facts, such as statements regarding timing and payment of dividends. The declaration and payment of dividends is at the discretion of FCX's Board of Directors and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, production rates, industry risks, regulatory changes, weather- and climate-related risks and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX’s subsequent filings with the SEC.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
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